Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer and Group President 847-214-4509

Frank S. Pellegrino Executive Vice President, Finance and Administration 847-214-4138

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 18, 2021

Fourth Quarter Diluted EPS Increased 20.0% to a Fourth Quarter Record $1.07 per Share

Quarterly Overview:	Fiscal Year Overview:

- Net sales increased 1.2%	- Net sales decreased 2.5%
- Sales volume increased 9.6%	- Sales volume increased 1.6%
- Gross profit increased 14.9%	- Gross profit increased 5.2%
- Net income increased 20.3%	- Net income increased 10.4%

Elgin, IL, August 18, 2021 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for both its fiscal 2021 fourth quarter and fiscal year ended June 24, 2021. Net income for the fourth quarter of fiscal 2021 was $12.3 million, or $1.07 per share diluted, compared to net income of $10.3 million, or $0.89 per share diluted, for the fourth quarter of fiscal 2020. Net income for fiscal 2021 was $59.7 million, or $5.17 per share diluted, compared to net income of $54.1 million for fiscal 2020, or $4.69 per share diluted.

Fiscal 2021 fourth quarter net sales increased 1.2% to $206.7 million from net sales of $204.2 million for the fourth quarter of fiscal 2020 due to a 9.6% increase in sales volume, which is defined as pounds sold to customers. The increase in net sales from the sales volume increase was offset in large part by a 7.6% decrease in the weighted average selling price per pound for our products. The decline in the weighted average selling price resulted from a decline in commodity acquisition costs for all major tree nuts. Sales volume in the consumer distribution channel increased 2.5%, which was driven mainly by increased sales of private brand trail and snack mixes from new distribution at existing customers. Sales volume increases for Orchard Valley Harvest products and Fisher snack nuts also contributed to the sales volume increase in the consumer distribution channel. Sales volume in the consumer distribution channel accounted for 73.2% of total sales volume in the current fourth quarter. Sales volume increased 49.5% in the commercial ingredients distribution channel primarily due to a 117.1% increase in sales volume to food service customers. The increase in food service sales volume was attributable primarily to the lifting of indoor dining restrictions in restaurants. Sales volume increased 19.1% in the contract packaging distribution channel primarily due to the impact of increased foot traffic in convenience stores on a major customer’s business in this channel.

Sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	(38.9)%
Orchard Valley Harvest	23.1%
Fisher snack nuts	6.9%
Southern Style Nuts	(3.6)%

The Fisher recipe nut sales volume decline was primarily attributable to lost distribution primarily due to lost shelf space in favor of private brand products at one customer and competitive pricing pressure at another customer. The sales volume increase for our Orchard Valley Harvest brand resulted primarily from increased foot traffic in stores at a major customer in the apparel and home goods sector and increased promotional activity at another customer. The sales volume increase for Fisher snack nuts was mainly due to increased sales of inshell peanuts to a major customer in preparation for our discontinuance of that product line. The decline in sales volume for Southern Style Nuts resulted primarily from the discontinuance of an item at a major customer.

Fiscal 2021 net sales declined 2.5% to $858.5 million from $880.1 million for fiscal 2020, while sales volume increased 1.6%. The decline in net sales was attributable to a 4.0% decline in the weighted average selling price per pound for our products. As was the case in the quarterly comparison, the decline in the weighted average selling price for the fiscal year resulted from a decline in commodity acquisition costs for all major tree nuts. Sales volume increased 6.4% in the consumer distribution channel, which was primarily driven by increased sales of private brand trail mixes, snack mixes and snack nuts from new distribution at existing customers, a shift in consumer preferences to lower priced private brand products and growth in snacking as many consumers continue to purchase food for consumption at home. Increased sales of Fisher snack nuts also contributed to the sales volume increase in the consumer distribution channel. Sales volume declined 13.9% in the commercial ingredients distribution channel due to a 13.6% decline in sales volume in our foodservice business and a decline in sales of peanut crushing stock to peanut oil processors. The decline in food service sales volume was due to nationwide restrictions on indoor dining at restaurants and a decline in air travel due to COVID-19. Sales volume decreased 8.2% in the contract packaging channel primarily as a result of the impact of lower foot traffic in convenience stores on a major customer’s business due to COVID-19.

Gross profit was $46.8 million in the fourth quarter of fiscal 2021 compared to $40.7 million for the fourth quarter of fiscal 2020. Gross profit margin, as a percentage of net sales, was 22.6% compared to 20.0% for the fourth quarter of fiscal 2020. The increases in gross profit and gross profit margin were due primarily to lower commodity acquisition costs for all major tree nuts and increased sales volume.

Gross profit was $185.0 million in fiscal 2021 compared to $175.8 million in fiscal 2020. Gross profit margin increased to 21.5% of net sales for fiscal 2021 from 20.0% for fiscal 2020. The increases in gross profit and gross profit margin were also due primarily to lower commodity acquisition costs for all major tree nuts and increased sales volume.

Total operating expenses increased $4.3 million, and total operating expenses, as a percentage of net sales, increased to 14.2% from 12.3% in the quarterly comparison. The increase in total operating expenses was mainly attributable to increased freight and incentive compensation expenses. Increased spending for consumer insight research and related consulting expenses also contributed to the increase in operating expenses, which was offset in part by lower advertising expense.

Total operating expenses increased $2.6 million, and total operating expenses, as a percentage of net sales, increased to 11.6% from 11.0% in the fiscal year comparison. The increase in total operating expenses was attributable to increased freight expense. Increased spending for consumer insight research and related consulting expenses also contributed to the increase in total operating expenses. The increase in these expenses was offset in part by a reduction in advertising expense and a gain of $2.3 million from the final insurance recovery related to a fire in our Garysburg, North Carolina facility, which occurred in the second quarter of fiscal 2020.

Interest expense for the fourth quarter of fiscal 2021 decreased to $0.3 million from $0.5 million for the fourth quarter of fiscal 2020. Interest expense decreased to $1.4 million for fiscal 2021 from $2.0 million for fiscal 2020. The decreases in interest expense in both comparisons resulted from lower average debt levels.

The value of total inventories on hand at the end of the current fourth quarter decreased $24.1 million, or 14.0%, when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2020. The decrease in the value of total inventories was primarily due to lower commodity acquisition costs for all major tree nuts and lower quantities of peanuts, pecans and finished goods. As a result of lower commodity acquisition costs, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current fourth quarter decreased 11.9%.

“As was the case in the previous two quarters, we again reported record net income and diluted earnings per share for the current fourth quarter. The record results were driven primarily by rebounds in our food service business and contract packaging distribution channel as many indoor dining restrictions were lifted throughout the country, and foot traffic increased in convenience stores, respectively,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “We saw sales volume growth in the consumer distribution channel in this quarterly comparison, which built on the significant sales growth we enjoyed in last year’s fourth quarter. This growth came from distribution gains at some of our private brand customers as we demonstrated our ability to maintain superior service and quality levels while facing challenges related to COVID-19 in fiscal 2020 and 2021 and numerous constraints in the global supply chain in the latter half of fiscal 2021,” Mr. Sanfilippo noted. “At retail, Fisher recipe nut pound volume declined 33% in the quarter according to IRi Total U.S. – Multi Outlet market data. The decline in pound volume at retail was due to the same reasons cited in the sales volume discussion above. The total recipe nut category pound volume decreased 14%. Pound volume increased 6% in the quarter for our Orchard Valley Harvest brand due to increased distribution for multi-pack items, while the total produce category pound volume increased 4% in the quarterly comparison. Fisher snack nut pound volume decreased 2% in the quarter due to a decline in distribution, while the total pound volume for the snack nut category declined 1%. Pound volume for our Southern Style Nuts brand increased 7% in the quarter due to increased promotional activity, while pound volume for the total trail and snack mix category increased 8% in the quarterly comparison,” Mr. Sanfilippo stated. “In fiscal 2020 and 2021, we added many new members from large food and beverage companies to our sales, brand marketing, innovation and consumer insights teams as we start our journey to reinvent and reinvigorate our brands. We also increased our investment in consumer insights in the current fourth quarter, as we noted above. With these teams largely in place, we plan on making additional investments in consumer insights, consumer research and product innovation and development in fiscal 2022,” stated Mr. Sanfilippo. “Mainly as a result of record earnings performance over the last three quarters, we raised our annual regular dividend 7.7% to $0.70 per share and supplemented that with a special dividend of $2.30 per share, both of which will be paid to our stockholders on August 25, 2021.” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, August 19, 2021, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 2288426. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs and manage shortages in areas such as transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn, particularly in light of COVID-19; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xiii) technology disruptions or failures; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; (xvi) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvii) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand name.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Year Ended
	June 24, 2021	June 25, 2020	June 24, 2021	June 25, 2020
Net sales	$206,742	$204,199	$858,482	$880,092
Cost of sales	159,928	163,457	673,495	704,317

Gross profit	46,814	40,742	184,987	175,775

Operating expenses:
Selling expenses	18,152	15,217	63,020	59,312
Administrative expenses	11,250	9,903	36,789	37,916

Total operating expenses	29,402	25,120	99,809	97,228

Income from operations	17,412	15,622	85,178	78,547

Other expense:
Interest expense	306	470	1,441	2,005
Rental and miscellaneous expense, net	223	579	1,399	1,565
Other expense	630	567	2,519	2,266

Total other expense, net	1,159	1,616	5,359	5,836

Income before income taxes	16,253	14,006	79,819	72,711
Income tax expense	3,910	3,749	20,078	18,601

Net income	$12,343	$10,257	$59,741	$54,110

Basic earnings per common share	$1.07	$0.89	$5.19	$4.72

Diluted earnings per common share	$1.07	$0.89	$5.17	$4.69

Cash dividend declared per share			$5.00	6.00

Weighted average shares outstanding
— Basic	11,515,465	11,476,913	11,500,494	11,463,968

— Diluted	11,578,991	11,543,160	11,559,280	11,536,791

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 24, 2021	June 25, 2020
ASSETS
CURRENT ASSETS:
Cash	$672	$1,535
Accounts receivable, net	66,334	56,953
Inventories	147,998	172,068
Prepaid expenses and other current assets	8,568	8,315
Asset held for sale	1,595	—

	225,167	238,871

PROPERTIES, NET:	133,374	123,797

OTHER ASSETS:
Intangibles, net	19,611	21,775
Deferred income taxes	6,087	6,788
Operating lease right-of-use assets	3,484	4,351
Other	10,732	11,875

	39,914	44,789

	$398,455	$407,457

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$8,653	$27,008
Current maturities of long-term debt	3,875	5,285
Accounts payable	48,861	36,323
Bank overdraft	1,093	2,041
Accrued expenses	37,722	41,511

	100,204	112,168

LONG-TERM LIABILITIES:
Long-term debt	10,855	14,730
Retirement plan	34,919	31,573
Long-term operating lease liabilities	2,103	2,990
Other	7,880	7,758

	55,757	57,051

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	90	89
Capital in excess of par value	126,271	123,899
Retained earnings	126,336	124,058
Accumulated other comprehensive loss	(9,025)	(8,630)
Treasury stock	(1,204)	(1,204)

	242,494	238,238

	$398,455	$407,457